January 8th, 2001

Securities and Exchange Commission
Washington, D.C.

      	Re:  Nicole Industries, Inc.

To Whom It May Concern:

Nicole Industries Inc. is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. Nicole Industries has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. Nicole Industries is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of one million, five hundred and fifty three thousand, three hundred and thirty one (1,553,331) shares of common stock at a price of $.10 per share.

We have acted as special counsel to Nicole Industries in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which such shares are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of Nicole Industries and interviewed representatives of Nicole Industries to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or
photostatic  copies.   As to all questions of fact material  to  this  opinion
which have not been independently established, we have relied upon statements or certificates of officers or representatives of Nicole Industries

All of the 1,553,331 shares being registered are now authorized and issued shares.

Based upon the foregoing, we are of the opinion that the 1,553,331 shares of common stock of Nicole Industries being registered for sale by Nicole Industries, when issued and sold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,


Adam U. Shaikh, Esq.
Shawn F. Hackman, a PC.